As filed with the Securities and Exchange Commission on December 20, 2017
 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	93-0987903
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

11535 Sorrento Valley Road, Suite 400 San Diego, CA (Address of Principal Executive Offices)	92121 (Zip Code)

FIFTH AMENDED AND RESTATED MABVAX THERAPEUTICS HOLDINGS, INC.
2014 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN
(Full Titles of the Plans)

J. David Hansen
Chief Executive Officer
MabVax Therapeutics Holdings, Inc.
11535 Sorrento Valley Road, Suite 400
San Diego, CA 92121
(Name and Address of Agent for Service)

(858) 259-9405
(Telephone Number, Including Area Code, of Agent for Service)

______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

______________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	8,998,569	$0.835	$7,513,805	$935.47

(1)
The number of shares of common stock, par value $0.01 per share, of MabVax Therapeutics Holdings, Inc., or the Registrant, stated above consists of the number of additional shares which may be issued under the Fifth Amended and Restated MabVax Therapeutics Holdings, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan, or the 2014 Plan, that have not been previously registered. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

 (2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future grant or issuance under the 2014 Plan on the basis of the average of the high and low sale prices of the Common Stock as reported on the NASDAQ Capital Market as of a date (December 20, 2017) within five business days prior to filing this Registration Statement.

(3)
Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) relates to an additional 8,998,569 shares of common stock, par value $0.01 per share (the “Common Stock”) of MabVax Therapeutics Holdings, Inc. (the “Registrant,” the “Company,” “we,” “us” or “our”), which are issuable pursuant to, or upon exercise of, awards that have been granted or may be granted under our MabVax Therapeutics Holdings, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan (as amended and restated to date, the “Plan”).  Under the Plan, a total of 10,128,406 shares of Common Stock have been reserved for issuance upon the grant of awards and exercise of options to officers, directors, employees and consultants of the Company.

The Registrant previously filed a Registration Statement on Form S-8 to register 1,129,837 shares of Common Stock (File No. 333-203200), filed on April 2, 2015, authorized for issuance under the Plan. All applicable share amounts reflect a 1-for-7.4 reverse split of the Registrant’s Common Stock effected on August 16, 2016. Pursuant to General Instruction E to Form S-8, Part I and Items 4-7 and 9 of Part II of the Registrant's Registration Statement on Form S-8 (File No. 333-203200) are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier registration statement are presented herein.

This Registration Statement also includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3, to be used in connection with resales of securities registered hereunder by selling stockholders (the “Selling Stockholders”), some of whom may be considered affiliates of the Company, as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). The Selling Stockholders may be selling up to an aggregate of 3,154,548 shares of common stock that constitute “restricted securities” which have been issued by the Registrant pursuant to the Plan, prior to the filing of this Registration Statement.

REOFFER PROSPECTUS

3,154,548 Shares of Common Stock

This reoffer prospectus relates to 3,154,548 shares of common stock, $0.01 par value per share, of MabVax Therapeutics Holdings, Inc. (“MabVax,” the “Company,” “we”, “us” or “our”) that may be offered and resold from time to time by the selling stockholders identified in this prospectus (the “Selling Stockholders”) for their own account. The Selling Stockholders were issued restricted stock grants, options to purchase shares of our common stock and other awards pursuant to the Fifth Amended and Restated MabVax Therapeutics Holdings, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan (as amended, the “Plan”). It is anticipated that the Selling Stockholders will offer the common stock for sale at prevailing prices on the NASDAQ Capital Market on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

The Plan authorizes the issuance of up to 10,128,406 shares of our common stock to officers, directors, employees and consultants of the Company. This reoffer prospectus has been prepared for the purposes of registering the common stock (including the common stock issuable upon exercise of the options) under the Securities Act to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

The Selling Stockholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the NASDAQ Capital Market under the symbol “MBVX”. On December 20, 2017, the closing price of our common stock on such market was $0.83 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 6 of this reoffer prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The date of this prospectus is December 20, 2017.

-i-

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our common stock. In this prospectus, unless otherwise noted, “MabVax,” “Company,” “we,” “us,” and “our” refer to MabVax Therapeutics Holdings, Inc.

Company Background

We are a Delaware corporation, originally incorporated in 1988 under the name Terrapin Diagnostics, Inc. in the state of Delaware, and subsequently renamed “Telik, Inc.” in 1998, and thereafter renamed MabVax Therapeutics Holdings, Inc. in September 2014. Our principal corporate office is located at 11535 Sorrento Valley Road, Suite 400, San Diego, CA 92121 and our telephone number is (858) 259-9405. On July 8, 2014, we consummated a merger with MabVax Therapeutics, pursuant to which our subsidiary Tacoma Acquisition Corp. merged with and into MabVax Therapeutics, with MabVax Therapeutics surviving as our wholly owned subsidiary. Our internet address iswww.mabvax.com. Information on our website is not incorporated into this prospectus.

Business Overview

We are a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer.  MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been vaccinated against targeted cancers with our proprietary vaccines.  MabVax's lead development program is centered around our HuMab-5B1 antibody, which is fully human and discovered from the immune response of cancer patients vaccinated with an antigen-specific vaccine during a Phase I trial at Memorial Sloan Kettering Cancer Center, or MSK.   The antigen the antibody targets is expressed on more than 90% of pancreatic cancers, and expressed in significant percentages on small cell lung cancer, stomach, colon and other cancers, making the antibody potentially broadly applicable to many types of cancers.  We have other antibody candidates that are in preclinical development.

Monoclonal antibodies are produced from a single DNA sequence encoded into multiple cells that all produce the same single antibody. We generate our pipeline of antibody-based product candidates from patients who have been vaccinated with proprietary vaccines licensed from MSK. Our approach involves surveying the protective immune response from many patients to identify a monoclonal antibody candidate against a specific target on the surface of a cancer cell. We believe this approach provides us with a novel next-generation human antibody technology platform. We believe our approach to antibody discovery allows us to identify antibody candidates with superior performance characteristics while minimizing many of the toxicity and off target binding drawbacks (phenomenon occurring when antibodies bind to non-cancer cells) of other discovery technologies.

Our lead clinical development program is a Phase 1 clinical trial of our HuMab-5B1 radioimmunotherapy (“RIT”) product that we have designated as MVT-1075. The development of MVT-1075 is based on experience we gained through clinical studies of over 50 patients with either our antibody we designate as MVT-5873, or our imaging agent we designate as MVT-2163 that are discussed in more detail in our descriptions and results to date of our clinical development programs. We initiated the Phase 1 clinical trial of MVT-1075 in June 2017 and completed enrollment and dosing of the last patient in the initial cohort of patients in December 2017. The clinical program is intended to evaluate the product for the treatment of pancreatic, colon and lung cancer. The primary objective is to determine the maximum tolerated dose in patients who have failed prior therapies. Secondary endpoints include evaluating tumor response rate and duration of response by RECIST 1.1, and to determine dosimetry and pharmacokinetics. This dose-escalation study utilizes a traditional 3+3 design. We expect to receive and report on interim safety data and tumor assessment using standard RECIST measurement criteria for cohort 1 in the first quarter 2018.

We also intend to continue clinical development of the antibody MVT-5873 in combination with gemcitabine and nab-paclitaxal in first line therapy for the treatment of patients newly diagnosed with pancreatic cancer. We have treated two cohorts of patients in our combination therapy, for a total of six patients to date in this study. In December 2017, we completed enrollment of an additional cohort of three patients in the combination therapy with the objective of confirming early observations. We expect to receive and report on interim response data for the latest cohort in the first quarter of 2018.

On September 6, 2017, we announced that we have engaged Greenhill & Co. (NYSE: GHL) to serve as a financial advisor to assist us in exploring and evaluating strategic options with the goal of maximizing stockholder value. We have received and are evaluating several inbound inquiries and transaction options, as well as identifying new opportunities which could include the acquisition of MabVax by another company, the sale or divestiture of specific assets coupled with a reverse merger, merging with another company, or licensing of selected technologies. We do not have a defined timeline for the exploration of strategic alternatives, as we are still receiving inquiries, and are not confirming that the evaluation will result in any strategic alternative being announced or consummated.  We do not intend to discuss or disclose further developments during this process unless and until our Board of Directors has approved a specific action or otherwise determined that further disclosure is appropriate. While Greenhill & Co. continues as our financial advisor, we will continue to advance our Phase 1 clinical programs including our MVT-1075 radioimmunotherapy clinical trial for the treatment of pancreatic, colon and lung cancers, and our MVT-5873 clinical trial in combination with one or more chemotherapy agents in first line therapy for patients newly diagnosed with pancreatic cancer.

Our Growth and Core Business Strategy

Our primary business strategy is to develop our early antibody product candidates through proof of concept clinical trials, which may represent either phase I or phase II clinical trials depending on the program and extent of progress. Once through proof of concept clinical trials, we will decide whether to license, partner or sell those product candidates, or continue to develop the candidates depending on several variables such as access to additional capital, cost of later stage clinical trials, risk of such development efforts, and the value derived from licensing, partnering or selling those assets.

Our Clinical Development Programs

MVT-1075 – our lead development program as a Radioimmunotherapy for Pancreatic Cancer

In June 2017, we initiated a Phase 1 clinical trial of our HuMab-5B1 radioimmunotherapy product MVT-1075 based on experience we gained through clinical studies of over 50 patients with either the antibody MVT-5873, or our imaging agent we designate as MVT-2163.

MVT-1075 combines the demonstrated targeting specificity of the HuMab-5B1 antibody with the proven clinical success of a low-energy radiation emitter, 177Lutetium [177Lu]. We dosed MVT-1075 in our first patient in June 2017 and completed enrollment of the initial cohort in December 2017. This Phase 1 first-in-human clinical trial is an open-label, multi-center study evaluating the safety and efficacy of MVT-1075 in up to 22 patients with CA19-9 positive malignancies. The primary objective is to determine the maximum tolerated dose and safety profile in patients with recurring disease who have failed prior therapies. Secondary endpoints are to evaluate tumor response rate and duration of response by RECIST 1.1, and to determine dosimetry and pharmacokinetics. This dose-escalation study utilizes a traditional 3+3 design that is commonly used by companies as a dose escalation strategy typical for phase I trials for the treatment of cancer. The investigative sites are Honor Health in Scottsdale, Arizona, and Memorial Sloan Kettering Cancer Center in New York City.

In April, the Company reported preclinical results for MVT-1075 at the American Association of Clinical Research (AACR) Annual Meeting, demonstrating suppression, and in some instances, regression, of tumor growth in xenograft animal models of pancreatic cancer, potentially making this product an important new therapeutic agent in the treatment of pancreatic, colon and lung cancers. Supporting the MVT-1075 RIT clinical investigation are the Company's successful MVT-5873 and MVT-2163 Phase 1a safety and target specificity data which were reported earlier this year at the annual meetings of the American Society for Clinical Oncology (ASCO) and the Society for Nuclear Medicine and Molecular Imaging (SNMMI), respectively. The combined results from 50 patients in the Phase 1 MVT-5873 and MVT-2163 studies established safety and provided significant insight into drug biodistribution and an optimal dosing strategy, which the Company has incorporated into the MVT-1075 program.

MVT-5873 – for the Treatment of Pancreatic Cancer

MVT-5873 as a Monotherapy in Late Stage Cancer Patients – We reported results from our Phase 1a clinical trial of 32 patients being treated with our therapeutic antibody MVT-5873 as a monotherapy, which was evaluated for safety and tolerability in patients with advanced pancreatic cancer and other CA19-9 positive cancers, in a poster presentation at the American Society of Clinical Oncology (ASCO) Annual Meeting on June 3, 2017. The Company highlighted that the single agent MVT-5837 appears safe and well tolerated in patients at biologically active doses. Furthermore, all patients were evaluated by RECIST 1.1 for tumor response, and the Company reported 11 patients achieved stable disease in this dose escalation safety trial of 32 patients.

The results of the Phase 1a trial with MVT-5873 indicate that this fully-human antibody targeting CA19-9 cancers can be administered at doses with acceptable safety and with a potentially positive impact on disease. CA19-9 is broadly expressed in various cancers including pancreatic, colon, and small cell lung cancer making this antibody potentially useful for a larger patient population. Clinical signals from an identifiable subset of subjects enabled us to understand those patients most likely to respond to a MVT-5873 based therapy. At the maximum tolerated dose (MTD) established in this trial, we have demonstrated an acceptable safety margin for the antibody.

MVT-5873 in Combination with a Standard of Care Chemotherapy – Based upon observations from the first two cohorts of patients treated, the Company is continuing clinical development of MVT-5873 in combination with gemcitabine and nab-paclitaxal as a first line therapy for the treatment of patients newly diagnosed with pancreatic cancer. MabVax had treated six patients as of October 12, 2017 and in December 2017 completed enrollment of an expanded cohort of an additional three patients with the objective of obtaining additional safety and tumor response (RECIST 1.1) data. Dr. Eileen O’Reilly, Associate Director of the David M. Rubenstein Center for Pancreatic Cancer Research, attending physician, member at Memorial Sloan Kettering Cancer Center and Professor of Medicine at Weill Cornell Medical College, is the lead investigator in the MVT-5873 Phase 1 clinical trial.

MVT-2163 – as an Imaging Agent for Pancreatic Cancer

We reported results from our Phase 1a clinical trial of ImmunoPET imaging agent, MVT-2163, in 12 patients with locally advanced or metastatic adenocarcinoma of the pancreas (PDAC) or other CA19-9 positive malignancies in a poster presentation and podium talk at the Society of Nuclear Medicine and Molecular Imaging (SNMMI) Annual Meeting held in Denver, CO on June 10-14, 2017.

The Phase Ia clinical trial of MVT-2163 phase I trial was intended to evaluate our next generation diagnostic PET imaging agent in patients with locally advanced or metastatic adenocarcinoma of the pancreas (PDAC) or other CA19-9 positive malignancies. MVT-2163 (89Zr-HuMab-5B1) combines the well-established PET imaging radiolabel Zirconium-89 [89Zr] with the targeting specificity of MVT-5873. We designed the trial to establish safety, pharmacokinetics, biodistribution, optimal time to obtain the PET image, and the amount of MVT-5873 to be administered as a blocking dose prior to administration of MVT-2163 to obtain optimized PET scan images.

As of July 2017, 12 patients had been treated in this first-in-human trial evaluating the safety and feasibility of MVT-2163 to image pancreatic tumors and other CA19-9 positive malignancies. MVT-2163 was administered alone and in combination with MVT-5873 and was well tolerated in all cohorts. The only toxicities were infusion reactions that resolved on the day of the injection, with some patients requiring standard supportive medication.

Uptake of MVT-2163 was observed in primary tumors and metastases as early as day two and continuously through day seven. Standard Uptake Values (SUV), a measurement of activity in PET imaging, reached as high as 101 in the study. The investors reported that the high SUVs are amongst the highest lesion uptake values they have ever seen for a radiolabeled antibody. Bone and soft tissue disease were readily visualized and lesion uptake of the radiotracer was higher than typically seen with PET imaging agents. The correlation with Computerized Tomography (CT) scans was high.

We reported that administering MVT-5873 prior to dosing MVT-2163 reduces liver uptake facilitating detection of liver metastases. In addition, we determined that the MVT-5873 cold antibody pre-dose does not interfere with the uptake of MVT-2163 on cancer lesions.

In summary, the MVT-2163 product produced acceptable safety tolerability, pharmacokinetics and biodistribution. MVT-2163 also produced high quality PET images identifying both primary tumor and metastatic sites. There was a promising correlation with diagnostic CT that warrants further studies correlating these findings with histopathology to assess the accuracy of MVT-2163 in identifying smaller metastatic nodes below the detection level of standard CT scans. The continual increase in high SUV values on cancer lesions in this study supports the use of the Company’s MVT-1075 radioimmunotherapy product which utilizes the same antibody to deliver a radiation dose for the treatment of patients with pancreatic, lung and colon cancers.

Plan for 2018

Based on inquiries from third parties regarding their interest in MabVax assets and clinical progress to date with MVT-5873, MVT-1075, and MVT-2163, and with the assistance of investment advisor Greenhill & Co., we expect to be able to decide on one or more strategic alternatives for the Company in the first quarter of 2018.

We currently plan to continue clinical development of MVT-1075 for the treatment of locally advanced or metastatic pancreatic cancer patients, by completing additional cohorts of patients in a dose escalation safety trial to continue to assess the safety and potential efficacy of this treatment, and expect to report results in the first quarter of 2018.

We also currently intend to continue clinical development of MVT-5873 in combination with gemcitabine and nab-paclitaxal in first line therapy for the treatment of patients newly diagnosed with pancreatic cancer. We have treated two cohorts of patients for a total of six patients through September 22, 2017 in this study; and have initiated enrollment for an additional cohort of patients with the objective of confirming early observations in the first quarter 2018.

Our plans beyond the first quarter 2018 will depend substantially on which product portfolios are licensed and/or sold to potential acquirers and/or licensees in the remainder of 2017 and early 2018, and the availability of financial resources resulting from such potential transactions that are under consideration when we enter 2018.

Listing Reverse Split

On August 2, 2016, the Board approved a 1-for-7.4 reverse stock split, or the “Listing Reverse Split.” The Listing Reverse Split was intended to allow us to meet the minimum share price requirement of the NASDAQ Capital Market. On August 11, 2016, we received approval from the NASDAQ Capital Market for the listing of our common stock under the symbol “MBVX”, subject to implementation of the Listing Reverse Split and closing of our August 2016 public offering (the “August 2016 Public Offering”). On August 16, 2016, we implemented the Listing Reverse Split, closed on the August 2016 Public Offering and began trading on the NASDAQ Capital Market at the open of business on August 17, 2016. Unless otherwise stated herein, all per share amounts herein give effect to the Listing Reverse Split.

Recent Events

July 2017 Private Placement – On July 27, 2017, we entered into a subscription agreement with an accredited investor pursuant to which we agreed to sell 152,143 restricted shares of common stock for $125,000 (the “July 2017 Private Placement”). As part of the transaction, the Company agreed to reprice the investor’s warrant to purchase 225,225 shares of common stock from $11.10 to $2.00 per warrant share and remove the cashless exercise feature. The transaction closed on August 2, 2017.  The impact of repricing the warrants to $2.00 a share, which took effect on August 2, 2017, was immaterial, as the stock price on the date of the closing of the transaction was $0.70 and the warrants at $2.00 a share expired on October 10, 2017, unexercised.

August 11, 2017 Registered Direct Offering – On August 11, 2017, we entered into securities purchase agreements to sell 2,386.36 shares of Series J Preferred Stock with a stated value of $550 per share (the “August 2017 Offering”).  The Series J Preferred Stock is convertible into common stock at $0.55 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events and was purchased by certain existing investors of the Company (the “Prior Investors”). The total amount of the securities purchase agreements amounted to approximately $1,312,500, before estimated expenses of $123,083. The Certificate of Designation for the Series J Preferred Stock includes a 4.99% beneficial ownership conversion blocker, a 19.99% blocker provision to comply with the NASDAQ Capital Market rules until stockholders have approved any or all shares of common stock issuable upon conversion of the Series J Preferred Stock, which was approved in a special meeting of stockholders on October 2, 2017 (the “October 2017 Special Meeting”), and a 125% liquidation preference. All shares of the Company’s capital stock will be junior in rank to the Series J Preferred Stock at the time of creation, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company, except for the Company’s Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, and Series I Preferred Stock.

In connection with the August 2017 Offering, we agreed with the lead investor (the “Lead Investor”) pursuant to a Letter Agreement, dated August 9, 2017 (the “August 2017 Letter Agreement”), to issue incentive shares (the “Incentive Shares”) to Prior Investors as an incentive to invest in the August 2017 Offering. Such Prior Investors received a portion of 65,000 shares in the form of a new Series K Preferred Stock, allocated by the Lead Investor, and convertible into 6,500,000 shares of common stock, subject to stockholder approval, which was also approved in the October 2017 Special Meeting. The stated value of each share of Series K Preferred Stock is $0.01 and the conversion rate is the stated value of $0.01 divided by .0001, or one hundred (100) shares of common stock upon conversion of one (1) share of Series K Preferred Stock, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar event, and have a 4.99% beneficial ownership conversion blocker. In the event of a liquidation, dissolution or winding up of the Company, each share of Series K Preferred Stock will be entitled to a per share preferential payment equal to the par value, or $0.01 per share. All shares of the Company’s capital stock will be junior in rank to the Series K Preferred Stock at the time of creation, with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company, except for the Company’s Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock. The Company recorded a deemed dividend of $3,120,000 in August 2017 in connection with issuing the Incentive Shares.

The August 2017 Letter Agreement also specified the following:

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That the Company files a proxy statement for a special meeting of stockholders within 10 days of closing the August 2017 Offering. Proposals shall include (i) an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of its issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to one year from the date of the special meeting, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors, (ii) the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 30% below the market price of the common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d), (iii) the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 20% below the market price of the Common Stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d), (iv) the issuance of the Series J Conversion Shares and (v) the issuance of the Inducement Shares.

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Lead Investor will commit to investing an additional $1,000,000 in a new private or public offering of up to $8,000,000 (the “$8,000,000 Financing”). The $8,000,000 Financing shall sign and close following shareholder approval of each of the proposals identified in the August 2017 Letter Agreement.

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That the employment terms of all management be reduced to two years from three years and that management defer portions of their salary for the remainder of the year, which shall be paid upon the earlier of completion of the $8,000,000 Financing or a business transaction that represents, or transactions in the aggregate that represent, in excess of $10,000,000.

Effective with the Company’s pay period ending August 10, 2017, and without changing their employment agreements dated July 1, 2017, several members of management volunteered to defer receiving portions of their salaries for the remainder of 2017. The voluntary deferral of cash payments is intended to help with the Company’s cash flow for the remainder of the year, with voluntary reductions by the management team committed to remain in effect until the earlier of completing a successful financing of at least $8.0 million, a business transaction that represents, or business transactions in the aggregate that represent, an amount of $10.0 million or greater, or the end of the year, whichever occurs first. The employment agreements with the Company remain unchanged, except that the executives have volunteered to reduce the terms of their employment agreements to two years from three in connection with the August 2017 Offering and August 2017 Letter Agreement with the Lead Investor.

  On August 14, 2017, the Chairman of the Compensation Committee, acting on behalf of the Board of Directors sent a letter to each executive of the Company stating that the Board deems it in the best interests of the Company to request that the executive voluntarily defer a portion of his regular salary to help with cash flow of the Company. On August 16 and August 21, 2017, Paul Resnick, M.D. and Paul Maffuid, Ph.D., respectively gave notice of good reason (as that term is defined in their employment agreements or “Good Reason”) for termination of their employment. The Company had 30 days from the notification date under each of their employment agreements to cure their concerns. In oral discussions with each executive the President and Chief Executive Officer communicated on behalf of the Compensation Committee the Company’s intention to provide additional equity compensation in return for salary deferrals. Given the perceived uncertainty about the Company’s plans at the time for addressing the concerns of Dr. Resnick and Dr. Maffuid, and that nothing in writing had been provided as possible equity compensation, they each submitted their notices to the Company of good reason for termination. Further, they each expressed in oral conversations that they wanted to remain employed by the Company. The Company cured each executive’s concerns within the 30-day cure period, by reinstating the deferred salary for Dr. Resnick in one instance, and in granting restricted stock to all executives with vesting over time, as disclosed in the filings of Form 4s following the approvals. Both executives rescinded their notices of good reason for termination on September 7, 2017, and all executives’ employment agreements remain unchanged as the salary deferrals remain to be voluntary.

In order to meet the NASDAQ Capital Market rules in the August 2017 Offering, we were not obligated to issue any shares of common stock upon conversion of the Series J Preferred Stock which would cause the Company to breach our obligations under the rules and regulations of the NASDAQ Capital Market, which limit the aggregate number of shares issued at a discount to market at 19.99% of the number of shares outstanding on the closing date of the August 2017 Offering, except that such limitation shall not apply in the event that we obtain the approval of our stockholders as required by the applicable rules of the NASDAQ Capital Market for issuances of common stock in excess of such amount. Similarly, none of the Series K Preferred Stock may be converted into common stock until we obtain the approval of our stockholders. At the October 2017 Special Meeting, we obtained approval to issue shares underlying all of the Series J Preferred Stock and the Series K Preferred Stock.

September 11, 2017 Registered Direct Offering – On September 11, 2017, we entered into an agreement to sell 4.0 million shares of common stock at $0.50 a share for gross proceeds of approximately $2.0 million, before estimated expenses of $147,639. The shares were offered and sold to certain accredited investors in a registered direct offering. Laidlaw & Company (UK) Ltd. acted as placement agent for the offering.

September 22, 2017 Registered Direct Offering – On September 22, 2017, we entered into a subscription agreement with select accredited investors relating to the Company’s registered direct offering, issuance and sale of 2,016,129 shares of the Company’s common stock, $0.01 par value per share. The purchase price per share was $0.62. The total amount of the subscription agreements amounted to $1,250,000, before estimated expenses of $35,000.

October 10, 2017 Registered Direct Offering – On October 10, 2017, we entered into a subscription agreement with select accredited investors relating to the Company’s registered direct offering, issuance and sale of 769,231 shares of the Company’s common stock, $0.01 par value per share. The purchase price per share was $0.65. The total amount of the subscription agreements amounted to $500,000, before estimated expenses of $15,000. The securities were offered by means of the Company’s shelf registration statement on Form S-3 (File #333-219291) which was declared effective on July 27, 2017 by the Securities and Exchange Commission.

October 18, 2017 Preferred Stock Exchange Agreement  – On October 18, 2017, we entered into exchange agreements (each, an “Exchange Agreement” and collectively, the “Exchange Agreements”) with the holders of all of the Company’s outstanding shares of Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, pursuant to which an aggregate of 665,281 shares of Series F Preferred Stock, 1,000,000 shares of Series G Preferred Stock and 850 shares of Series H Preferred Stock were exchanged for an aggregate of 58,000 newly authorized shares of Series L Convertible Preferred Stock (the “Series L Preferred Stock”) convertible into 9,666,669 shares of common stock (the “Conversion Shares”), subject to a conversion restriction until shareholder approval is obtained. We obtained the necessary shareholder approval on December 1, 2017.

The terms of the Exchange Agreements and Series L Preferred Stock were determined by arms-length negotiation between the parties. No commission or other payment was received by the Company in connection with the Exchange Agreements. Such exchange was conducted and the Series L Preferred Stock issuable pursuant to the Exchange Agreements, including the Conversion Shares, were issued pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

Pursuant to a registration rights agreement entered into between the Company and the holders on October 18, 2017, we agreed to use reasonable best efforts to file a registration statement registering the Conversion Shares for resale within ten days of closing and cause the registration statement to be declared effective within 30 days of filing.

THIS OFFERING

Shares of common stock outstanding prior to this offering	20,588,765(1)

Shares being offered by the Selling Stockholders	3,154,548

Shares of common stock to be outstanding after the offering	23,743,313(1)(2)

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors” beginning on page 6.

NASDAQ Symbol	MBVX

(1) As of December 20, 2017.
(2) Assumes the exercise and sale of all options and restricted stock grants being offered by the Selling Stockholders.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors more fully described under “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Additional Information Available to You”.

Risks Relating to Our Financial Condition

We will be required to raise additional funds to finance our operations and remain a going concern; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us, requiring cutbacks in personnel.

Our operations to date have consumed substantial amounts of cash. Negative cash flows from our operations are expected to continue over at least the next several years. Our cash utilization amount is highly dependent on the progress of our product development programs, particularly, the results of our preclinical and clinical studies and those of our partners, the cost, timing and outcomes of regulatory approval for our product candidates, and the rate of recruitment of patients in our human clinical trials. In addition, the further development of our ongoing clinical trials will depend on upcoming analysis and results of those studies and our financial resources at that time.

Although we have raised approximately $4,900,000, net of offering costs, since June 30, 2017, for various financings and offerings, we will require future additional capital infusions including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to our own capabilities and/or products, in order to continue the development of our product candidates. At present, we have sufficient cash to fund operations until February 2018 assuming we do not complete any strategic or financing transactions between now and February 2018. We are exploring and evaluating strategic options with the goal of maximizing stockholder value, and currently working with our financial advisor Greenhill & Co., to assist us with our efforts.

Our ongoing capital requirements will depend on numerous factors, including: the progress and results of preclinical testing and clinical trials of our product candidates under development; the costs of complying with the FDA and other domestic and foreign regulatory agency requirements, the progress of our research and development programs and those of our partners; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources that we devote to manufacturing expenditures; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending against possible claims of infringement by third-party patent or other technology rights; the cost of commercialization activities and arrangements, if any, that we undertake; and, if and when approved, the demand for our products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval. If we are unable to raise additional capital, then we may have to substantially curtail our clinical trials which could slow the progress in the development of our products.

We are required to obtain the consent of an existing investor, or the Lead Investor, to certain future transactions, which may hinder our ability to obtain future financing.

We granted to the Lead Investor the right to approve future transactions that require stockholder approval under the rules of the NASDAQ Stock Market LLC or any state laws (the “Consent”). These transactions could include offerings of our securities, mergers, acquisitions, or sales of some or substantially all of our assets.

Should the Consent be required in connection with future offerings, we may be required again to provide additional consideration, including, but not limited to, consideration in the form of cash and/or additional shares of our capital stock and/or securities convertible into or exercisable for shares of our capital stock, in order to obtain the Consent.  If we are unable to obtain the Consent when necessary for future offerings, we may be unable to raise additional funds. An inability to raise additional funds could have a material adverse effect on our financial condition, results of operations, ability to conduct our business and on the price of our common stock.

The terms of our secured debt facility require us to meet certain operating and financial covenants and place restrictions on our operating and financial flexibility. If we raise additional capital through debt financing, the terms of any new debt could further restrict our ability to operate our business.

Effective in January 2016, we entered into a $10 million loan and security agreement with Oxford Finance LLC, or Oxford Finance, that is secured by a lien covering substantially all of our assets, excluding intellectual property. As of September 30, 2017, we had an outstanding principal balance of approximately $3.9 million. The option to draw the second $5 million expired on September 30, 2016. The loan and security agreement contains customary affirmative and negative covenants and events of default. The affirmative covenants include, among others, covenants requiring us to maintain our legal existence and governmental approvals, deliver certain financial reports and maintain insurance coverage. The negative covenants include, among others, restrictions on transferring collateral, changing our business, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, making investments and creating other liens on our assets, in each case subject to customary exceptions. As of December 20, 2017, we were in compliance with all the covenants. If we default under the loan agreement, the lenders may accelerate all of our repayment obligations and take control of our pledged assets, potentially requiring us to renegotiate our agreement on terms less favorable to us or to immediately cease operations. Further, if we are liquidated, the lender’s right to repayment would be senior to the rights of the holders of our common stock and preferred stock to receive any proceeds from the liquidation. The lenders could declare a default upon the occurrence of any event that they interpret as a material adverse change as defined under the loan agreement, thereby requiring us to repay the loan immediately or to attempt to reverse the declaration of default through negotiation or litigation. Any declaration by the lenders of an event of default could significantly harm our business and prospects and could cause the price of our common stock to decline. If we raise any additional debt financing, the terms of such additional debt could further restrict our operating and financial flexibility.

We have a history of losses, and we anticipate that we will continue to incur losses in the future; our auditors have included in their audit report an explanatory paragraph as to substantial doubt as to our ability to continue as a going concern.

We have experienced net losses every year since our inception and, as of September 30, 2017, had an accumulated deficit of $101,046,557. Our auditors have included in their audit report a “going concern” explanatory paragraph as to substantial doubt as to our ability to continue as a going concern that assumes the realization of our assets and the satisfaction of our liabilities and commitments in the normal course of business. Until such time as we have completed more than one license agreement for our technology, and assuming we have sufficient funding from such licenses and financing transactions to continue to sustain operations, we anticipate continuing to incur substantial additional losses over at least the next several years due to, among other factors, expenses related to the following: continuing Phase I clinical trials with MVT-1075 as a radioimmunotherapy agent, and MVT-5873 in combination with a chemotherapy agent, for the treatment of various cancers, preclinical testing of follow-on antibody candidates, investor and public relations, SEC compliance efforts, anticipated research and development activities and the general and administrative expenses associated with each of these activities. We have not yet commercialized any product candidates. Our ability to attain profitability will depend upon our ability to enter into material revenue generating license arrangements, develop and commercialize products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of our products and to license or otherwise market our products successfully. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable. If we are unable to obtain additional capital we may be forced to license, sell or terminate our activities with respect to promising technologies which may require us to agree to disadvantageous terms that will prevent us from realizing the potential value from the results of our efforts and expenditures.

Risks Related to our Business

If we are unable to obtain required regulatory approvals, we will be unable to market and sell our product candidates.

Our product candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing, oversight of clinical investigators, recordkeeping and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory review and approval process are required to be successfully completed in the United States and in each foreign jurisdiction in which we offer our products before a new drug or other product can be sold in such jurisdictions. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. The time required to obtain approval by the FDA, or the regulatory authority in such other jurisdictions is unpredictable and often exceeds five years following the commencement of clinical trials, depending upon the complexity of the product candidate and the requirements of the applicable regulatory agency.

In connection with the clinical development of our product candidates, we face risks that:

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the product candidate may not prove to be safe and efficacious;

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patients may die or suffer serious adverse effects for reasons that may or may not be related to the product candidate being tested;

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we may fail to maintain adequate records of observations and data from our clinical trials, to establish and maintain sufficient procedures to oversee, collect data from, and manage clinical trials, or to monitor clinical trial sites and investigators to the satisfaction of the FDA or other regulatory agencies;

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the results of later-phase clinical trials may not confirm the results of earlier clinical trials; and

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the results from clinical trials may not meet the level of statistical significance or clinical benefit-to-risk ratio required by the FDA or other regulatory agencies for marketing approval.

Only a small percentage of product candidates for which clinical trials are initiated receive approval for commercialization. Furthermore, even if we do receive regulatory approval to market a product candidate, any such approval may be subject to limitations such as those on the indicated uses for which we may market a particular product candidate.

Our product candidates have not completed sufficient clinical trials to obtain regulatory approval, and may never demonstrate sufficient safety and efficacy in order to do so.

Our product candidates are in the clinical and pre-clinical stages of development. In order to achieve profitable operations, we alone, or in collaboration with others, must successfully license, develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product, whether we or our potential strategic partners develop, is long and uncertain. The products we are currently developing will require significant additional research, development and preclinical and clinical testing prior to application for commercial use or sale. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later-stage studies or clinical trials. Although we have obtained some favorable results to-date in preclinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that may cause us to delay, suspend or terminate those clinical trials.

Further, our research or product development efforts may not be successfully completed, any compounds we currently have under development may not be successfully developed into drugs, may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any of these events occur, our business would be materially and adversely affected.

If clinical trials or regulatory approval processes for our product candidates are prolonged, delayed or suspended, we may be unable to commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any revenue from potential product sales.

We cannot predict whether we, or our strategic partners if our product candidates are licensed, will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

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conditions imposed on us by the FDA or another foreign regulatory authority regarding the scope or design of our clinical trials;

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delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

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insufficient supply of our product candidates or other materials necessary to conduct and complete our clinical trials;

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slow enrollment and retention rate of subjects in our clinical trials;

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serious and unexpected drug-related side effects related to the product candidate being tested; and

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delays in meeting manufacturing and testing standards required for production of clinical trial supplies.

Commercialization of our product candidates may be delayed by the imposition of additional conditions on our clinical trials by the FDA or any other applicable foreign regulatory authority or the requirement of additional supportive studies by the FDA or such foreign regulatory authority. In addition, clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the conduct of other clinical trials that compete for the same patients as our clinical trials, and the eligibility criteria for our clinical trials. Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond its expectations. In addition, the FDA could require us to conduct clinical trials with a larger number of subjects than we may have projected for any of our product candidates. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner. Furthermore, enrolled patients may drop out of our clinical trials, which could impair the validity or statistical significance of the clinical trials.

We do not know whether our clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for our product candidates, and our financial resources may be insufficient to fund any incremental costs. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of our product candidates could be limited. In cases where an outside party, such as the NCI conducts a clinical trial on our behalf, we may not have direct involvement in discussions with the FDA regarding the factors discussed above.

We are substantially dependent on the success of our product candidates, MVT-1075, MVT-5873, and MVT-2163, and we cannot provide any assurance that any of our product candidates will be commercialized.

To date, our main focus and the investment of a significant portion of our efforts and financial resources has been in the development of our product candidates, MVT-1075, MVT-5873, and MVT-2163, which are in clinical development. Our future success depends heavily on our ability to successfully license, manufacture, develop, obtain regulatory approval, and commercialize these product candidates, which may never occur.  Before commercializing either product candidate, we or any potential strategic partner will require additional clinical trials and regulatory approvals for which there can be no guarantee that we or our potential strategic partners will be successful. We currently generate no revenues from our product candidates, and we may never be able to develop, license or commercialize a marketable drug.

Our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval, and if we or our potential strategic partners fail to comply with continuing regulations, we or our potential strategic partners could lose these approvals and the sale of any of our approved commercial products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable domestic and foreign regulatory authorities or discover any previously unknown problems with any approved product, manufacturer, or manufacturing process, we could be subject to administrative or judicially imposed sanctions, including:

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restrictions on the products, manufacturers, or manufacturing processes;

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warning letters;

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civil or criminal penalties;

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fines;

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injunctions;

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product seizures or detentions;

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pressure to initiate voluntary product recalls;

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suspension or withdrawal of regulatory approvals; and

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refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

Our industry is highly competitive and our product candidates may become obsolete.

We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and likely to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, conducting clinical trials, obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Our competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. We are aware of potential competitors developing products similar to our sarcoma vaccine, ovarian cancer vaccine and pancreatic cancer antibodies product candidates. Our competitors may succeed in developing products that are more effective and/or cost competitive than those we are developing, or that would render our product candidates less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect our business.

If physicians and patients do not accept our future products, or our potential strategic partner’s products, or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any.

Even if any of our product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payers. Physicians may decide not to recommend our treatments for a variety of reasons including:

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timing of market introduction of competitive products;

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demonstration of clinical safety and efficacy compared to other products;

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cost-effectiveness;

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limited or no coverage by third-party payers;

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convenience and ease of administration;

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prevalence and severity of adverse side effects;

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restrictions in the label of the drug;

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other potential advantages of alternative treatment methods; and

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ineffective marketing and distribution support of its products.

If any of our product candidates are approved, but fail to achieve market acceptance or such market is smaller than anticipated, we may not be able to generate significant revenue and our business would suffer.

As we evolve from a company that is primarily involved in clinical development to a company that is also involved in licensing and commercialization, we may encounter difficulties in expanding our operations successfully.

As we or our potential strategic partners advance our product candidates through clinical trials, we may need to expand our development, regulatory, manufacturing, marketing and sales capabilities and may need to further contract with third parties to provide these capabilities. As our operations expand, we likely will need to manage additional relationships with such third parties, as well as additional collaborators, distributors, marketers and suppliers.

Maintaining third party relationships for these purposes will impose significant added responsibilities on members of our management and other personnel. We must be able to: manage our development efforts effectively; recruit and train sales and marketing personnel; manage our participation in the clinical trials in which our product candidates are involved effectively; and improve our managerial, development, operational and finance systems, all of which may impose a strain on our administrative and operational infrastructure.

If we enter into arrangements with third parties to perform sales, marketing or distribution services, any product revenues that we receive, or the profitability of these product revenues to us, our revenues are likely to be lower than if we were to market and sell any products that we develop without the involvement of these third parties. In addition, we may not be successful in entering into arrangements with third parties to license, sell and market our products or in doing so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products.

The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect our business.

Market acceptance and sales of any one or more of our product candidates will depend on reimbursement policies and may be affected by future healthcare reform measures in the United States and in foreign jurisdictions. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any of our product candidates. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize any product candidates that we develop.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of any products that it develops due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

Moreover, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, is intended to reduce the cost of health care and substantially change the way health care is financed by both government and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price we charge for, any products we develop that receive regulatory approval.

Our ability to generate product and/or licensing revenues will be diminished if our therapies sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability or our potential strategic partners’ abilities to commercialize our therapies, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from private health maintenance organizations and health insurers and other healthcare payers. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers are challenging the prices charged for medical products and services. Cost control initiatives could decrease the price that we would receive for any products in the future, which would limit our revenue and profitability. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs and therapeutics. We might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to such payers’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Our future products might not ultimately be considered cost-effective. Even if one of our product candidates is approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover such therapies. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for one of our products, once approved, market acceptance of such product could be reduced.

We only have a limited number of employees to manage and operate our business.

As of December 20, 2017, we have a total of 11 full-time employees and one part-time employee. Our focus on limiting cash utilization requires us to manage and operate our business in a highly efficient manner. We cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish.

We depend heavily on our executive officers, directors, and principal consultants and the loss of their services would materially harm our business.

We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, directors, principal consultants and others. In addition, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. The loss of the services of any of these individuals or institutions would have a material adverse effect on our business.

Our internal computer systems, or those of our third-party service providers, licensees, licensors, collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption in our business and operations.

Despite the implementation of security measures, our internal computer systems and those of our current and future service providers, licensees, licensors, collaborators and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we are not aware of any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed, on-going or future clinical trials could result in delays in our regulatory approval efforts and significant costs to recover or reproduce the data. Likewise, we rely on third parties to manufacture our drug candidates and conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development and commercialization of our product candidates could be delayed.

Due in part to our limited financial resources, we may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates or those that are in-licensed, and/or we may be unable to pursue the clinical trials that we would like to pursue.

We have limited technical, managerial and financial resources to determine the indications on which we should focus the development efforts related to our product candidates. Due to our limited available financial resources, we may have curtailed clinical development programs and activities that might otherwise have led to more rapid progress of our product candidates through the regulatory and development processes.

We may make incorrect determinations with regard to the indications and clinical trials on which to focus the available resources that we do have. Furthermore, we cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish. Our decisions to allocate our research, management and financial resources toward particular indications or therapeutic areas for our product candidates may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also cause us to miss valuable opportunities.

If the third parties on which we rely for the conduct of our clinical trials and results do not perform our clinical trial activities in accordance with good clinical practices and related regulatory requirements, we may be unable to obtain regulatory approval for or commercialize our product candidates.

We use independent clinical investigators and other third-party service providers to conduct and/or oversee the clinical trials of our product candidates and expect to continue to do so for the foreseeable future. We rely heavily on these parties for successful execution of our clinical trials. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with the FDA’s requirements and our general investigational plan and protocol.

The FDA requires us and our clinical investigators to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates or result in enforcement action against us.

We have limited manufacturing capacity and have relied on, and expect to continue to rely on, third-party manufacturers to produce our product candidates.

We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates, and we lack the resources and the capabilities to do so. As a result, we currently rely, and expect to rely for the foreseeable future, on third-party manufacturers to supply our product candidates. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our product candidates or products ourselves, including:

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reliance on third-parties for manufacturing process development, regulatory compliance and quality assurance;

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limitations on supply availability resulting from capacity and scheduling constraints of third-parties;

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the possible breach of manufacturing agreements by third-parties because of factors beyond our control; and

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the possible termination or non-renewal of the manufacturing agreements by the third-party, at a time that is costly or inconvenient to us.

If we do not maintain our key manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities, which could delay or impair our ability to obtain regulatory approval for our products and substantially increases our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us and there could be a substantial delay before new facilities could be qualified and registered with the FDA and other foreign regulatory authorities.

The FDA and other foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA, EMA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products following approval.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop our product candidates and commercialize any products that receive regulatory approval on a timely basis.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates and any products that we may develop.

The testing and marketing of medical products entail an inherent risk of product liability. Although we are not aware of any historical or anticipated product liability claims or specific causes for concern, if we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates and any products that we may develop. In addition, product liability claims may also result in withdrawal of clinical trial volunteers, injury to our reputation and decreased demand for any products that we may commercialize. We currently carry product liability insurance that covers our clinical trials up to a $5.0 million annual aggregate limit. We will need to increase the amount of coverage if and when we have a product that is commercially available. If we are unable to obtain sufficient product liability insurance at an acceptable cost, potential product liability claims could prevent or inhibit the commercialization of any products that we may develop, alone or with corporate partners.

We have been, and in the future may be, subject to securities class action lawsuits and stockholder derivative actions. These, and potential similar or related litigation, could result in substantial damages and may divert management’s time and attention from our business.

We have been, and may in the future be, the target of securities class actions or stockholder derivative claims. Any such actions or claims could result in substantial damages and may divert management’s time and attention from our business.

Risks Related to our Intellectual Property

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

We have been issued patents, applied for other patents, and intend on continuing to seek additional patent protection for our families of antibodies from our antibody development program, our vaccines, methods of use and other compounds that we discover.  However, any or all of such compounds, methods or new uses of known compounds may not be subject to effective patent protection. Further, the development of regimens for the administration of our vaccines, which involve specifications for the frequency, timing and amount of dosages, has been, and we believe may continue to be, important to our efforts, although those processes, as such, may not be patentable. In addition, our issued patents may be declared invalid or our competitors may find ways to avoid the claims in the patents.

Our commercial success will depend, in part, on our ability to obtain and maintain patent protection, protect our trade secrets and operate without infringing on the proprietary rights of others. Our commercial success will also depend, in part, on our ability to market our product candidates during the term of our patent protection.  For example, certain patents including in foreign countries within our portfolio expired in 2014 and can no longer be relied on for protection in those countries. As of December 20, 2017, we were the exclusive licensee or sole assignee of 14 granted United States patents, 3 pending United States patent applications, 7 international patents and 19 pending international patent applications.  The patent position of pharmaceutical and biotechnology firms like us are generally highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability.  No absolute policy regarding the breadth of claims allowed in biopharmaceutical patents has emerged to date in the United States or in many foreign jurisdictions. Changes in either the patent laws or in interpretations of patent laws in the United States and foreign jurisdictions may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be enforced in the patents that we currently own or that may be issued from the applications we have filed or may file in the future or that we have licensed or may license from third parties, including MSK for the vaccine antigen patents. Further, if any patents we obtain or license are deemed invalid or unenforceable, it could impact our ability to commercialize or license our technology.  Thus, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability.

One of our issued US patents is directed to a candidate antibody product that will expire in 2034. Other previously filed antibody patent applications will, if issued, have patent expiration dates depending on country and filing date between 2034 and 2038.  It is possible that the term of the antibody patent and certain patents issuing from the antibody patent applications may be extended for a portion of the time the candidate product was under regulatory review. Patents covering components of the sarcoma vaccine will expire in 2022.  Patents covering the polyvalent ovarian vaccine will expire between 2018 and 2025.  We believe that our product candidates are eligible for Orphan Drug designation from FDA depending on the indication for which it is approved by FDA.  Each product that receives an Orphan Drug designation would be eligible for up to 7 additional years of patent protection.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

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others may be able to make compounds that are similar to our vaccines and monoclonal antibody-based candidates and any future product candidates we may seek to develop but that are not covered by the claims of our patents;

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if we encounter delays in our clinical trials, the period of time during which we could market our vaccines and monoclonal antibody-based candidates under patent protection would be reduced;

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we might not have been the first to conceive, make or disclose the inventions covered by our patents or pending patent applications;

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we might not have been the first to file patent applications for these inventions;

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any patents that we obtain may be invalid or unenforceable or otherwise may not provide us with any competitive advantages; or

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the patents of others may have a material adverse effect on our business.

Due to the patent laws of a country, or the decisions of a patent examiner in a country, or our own filing strategies, we may not obtain patent coverage for all the product candidates that may be disclosed or methods involving these candidates that may be disclosed in the parent patent application. We plan to pursue divisional patent applications and/or continuation patent applications in the United States and many other countries to obtain claim coverage for inventions that were disclosed but not claimed in the parent patent application, but may not succeed in these efforts.

Composition of matter patents on the active biological component are generally considered to be the strongest form of intellectual property protection for biopharmaceutical products, as such patents generally provide protection without regard to any method of use. We cannot be certain that the claims in our patent applications covering composition-of-matter of our candidates will be considered patentable by the U.S. Patent and Trademark Office, or USPTO, courts in the United States or by the patent offices and courts in foreign countries. Method of use patents protect the use of a product for the method recited in the claims. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method. Moreover, even if competitors do not actively promote their product for our targeted indications, physicians may prescribe these products “off-label.” Although off-label prescriptions may infringe or contribute to or induce the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute. Interference proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may fail, resulting in harm to our business, and, even if successful, may result in substantial costs and distract our management and other employees.

There have been numerous changes to the patent laws and proposed changes to the rules of the USPTO, which may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, in September 2011, President Obama signed the America Invents Act that codifies several significant changes to the U.S. patent laws, including, among other things, changing from a “first to invent” to a “first inventor to file” system, limiting where a patent holder may file a patent suit, replacing interference or “first to invent” proceedings with derivation proceedings and creating inter partes review and post-grant opposition proceedings to challenge the validity of patents after they have been issued. The effects of these changes are currently unclear as the USPTO only recently has adopted regulations implementing the changes, the courts have yet to address most of these provisions, and the applicability of the act and new regulations on specific patents and patent applications discussed herein have not been determined and would need to be reviewed.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with many procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, licensees, licensors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information such that our competitors may obtain it. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how, such as new therapies, including therapies for the indications we are targeting. If others seek to develop similar therapies, their research and development efforts may inhibit our ability to conduct research in certain areas and to expand our intellectual property portfolio, and also have a material adverse effect on our business.

Moreover, because some of the basic research relating to one or more of our patent applications and/or patents were performed at various universities and/or funded by grants, one or more universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, because of the assertion of rights by a third-party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions during our attempts to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending suits brought against us or about patents to which we hold licenses or in suing to protect our own patents against infringement.

We require employees and the institutions that perform our preclinical and clinical trials to enter confidentiality agreements with us. Those agreements provide that all confidential information developed or made known to a party to any such agreement during the relationship with us be kept confidential and not be disclosed to third-parties, except in specific circumstances. Any such agreement may not provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.

With respect to our vaccine programs we have in-licensed rights from third parties. If these license agreements terminate or expire, we may lose the licensed rights to some or all our vaccine product candidates. We may not be able to continue to develop them or, if they are approved, market or commercialize them.

We depend on license agreements with third-parties for certain intellectual property rights relating to our product candidates, including, but not limited to, the license of certain intellectual property rights from MSK. In general, our license agreements require us to make payments and satisfy performance obligations to keep these agreements in effect and retain our rights under them. These payment obligations can include upfront fees, maintenance fees, milestones, royalties, patent prosecution expenses, and other fees. These performance obligations typically include diligence obligations. If we fail to pay, be diligent or otherwise perform as required under our license agreements, we could lose the rights under the patents and other intellectual property rights covered by these agreements. If disputes arise under any of our license agreements, including our license agreement with MSK, we could lose our rights under these agreements. Any such dispute may not be resolvable on favorable terms, or at all. Whether any disputes of this kind are favorably resolved, our management’s time and attention and our other resources could be consumed by the need to attend to these disputes and our business could be harmed by the emergence of such a dispute.

If we lose our rights under these agreements, we might not be able to develop any related product candidates further, or following regulatory approval, if any, we might be prohibited from marketing or commercializing these product candidates. In particular, patents previously licensed to us might, after termination of an agreement, be used to stop us from conducting these activities.

We are dependent on MSK for the establishment of our intellectual property rights related to the vaccine program, and if MSK has not established our intellectual property rights with sufficient scope to protect our vaccine candidates, we may have limited or no ability to assert intellectual property rights to our vaccine candidates.

Under our agreement with MSK, MSK was responsible for establishing the intellectual property rights to the vaccine antigen conjugates, mixtures of vaccine antigen conjugates that make up polyvalent vaccine candidates and methods of use. As we were not responsible for the establishment of our intellectual property rights to these vaccine antigen conjugates, mixtures of vaccine antigen conjugates and methods of use, we have less visibility into the strength of our intellectual property rights to our vaccine candidates than if we had been responsible for the establishment of these rights. If MSK did not establish those rights so they are of sufficient scope to protect the vaccine candidates, then we may not be able to prevent others from using or commercializing some or all of our vaccine candidates, and others may be able to assert intellectual property rights in our vaccine candidates and prevent us from further pursuing the development and commercialization of our vaccine candidates.

We may not obtain exclusive rights to intellectual property created because of our strategic collaborative agreements.

We are party to collaborative research agreements, such as with Rockefeller University and MSK, and expect to enter into agreements with other parties in the future, each of which involve research and development efforts.  Under certain circumstances, we may not have exclusive rights to jointly developed intellectual property and would have to license the collaborative partner’s interest in the jointly developed intellectual property to obtain exclusive rights. We may not be able to license our collaborative partner’s interest or license their interest at reasonable terms.  If we are unable to license their interest we would not have exclusive rights to the jointly developed intellectual property and, in some collaborations, the collaborative partner may be free to license their interest in the jointly developed intellectual property to a competitor.  In other collaborations, if we are unable to license the collaborative partner’s interest we may not have sufficient rights to practice the jointly developed intellectual property.  Such provisions to the jointly developed intellectual property may limit our ability to gain commercial benefit from some of or all the intellectual property we jointly develop with our collaborative partners and may lead to costly or time-consuming disputes with parties with whom we have collaborative relationships over rights to certain innovations or with other third parties that may result from the activities of the collaborative arrangements.

We may incur substantial costs because of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to enforce or protect our rights to, or use, our technology.

If we choose to go to court to stop another party from using the inventions claimed in any patents we obtain, that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced. These lawsuits are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents or sustaining their validity and enforceability. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to enforce them. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the grounds that such other party’s activities do not infringe such patents. In addition, the United States Court of Appeals for the Federal Circuit and the Supreme Court of the United States continue to address issues under the United States patent laws, and the decisions of those and other courts could adversely affect our ability to sustain the validity of our issued or licensed patents and obtain new patents.

Furthermore, a third party may claim that we or our manufacturing or commercialization partners or customers are using inventions covered by the third party’s patent rights and may go to court to stop us or our partners and/or customers from engaging in our operations and activities, including making or selling our vaccine and monoclonal antibody-based candidates and any future product candidates we may seek to develop. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. There is a risk that a court would decide that we or our commercialization partners or customers are infringing the third party’s patents and would order us or our partners or customers to stop the activities covered by the patents. In that event, we or our commercialization partners or customers may not have a viable way around the patent and may need to halt commercialization or use of the relevant product. In addition, there is a risk that a court will order us or our partners or customers to pay the other party damages for having violated the other party’s patents or obtain one or more licenses from third parties, which may be impossible or require substantial time and expense. We cannot predict whether any license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In such events, we would be unable to further develop and commercialize one or more of our drug candidates, which could harm our business significantly. In the future, we may agree to indemnify our commercial partners and/or customers against certain intellectual property infringement claims brought by third parties which could increase our financial expense, increase our involvement in litigation and/or otherwise materially adversely affect our business.

Because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation, which could adversely affect our intellectual property rights and our business. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity or unenforceability is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, because searches and examinations of patent applications by the USPTO and other patent offices may not be comprehensive, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our patents or pending applications. Our competitors may have filed, and may in the future file, patent applications and may have obtained patents covering technology similar to ours. Any such patents or patent application may have priority over our patent applications, which could further require us to obtain or license rights to issued patents covering such technologies. If another party has obtained a U.S. patent or filed a U.S. patent application on inventions similar to ours, we may have to participate in a proceeding before the USPTO or in the courts to determine which patent or application has priority. The costs of these proceedings could be substantial, and it is possible that our application or patent could be determined not to have priority, which could adversely affect our intellectual property rights and business.

We have received confidential and proprietary information from collaborators, prospective licensees and other third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have improperly used or disclosed confidential information of these third parties or our employees’ former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees. If we are not successful, our ability to continue our operations and our business could be materially, adversely affected.

Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations, on our ability to hire or retain employees, or otherwise on our business.

Risks Related to our Common Stock

Our restated certificate of incorporation, our amended and restated by-laws and Delaware law could deter a change of our management which could discourage or delay offers to acquire us; certain restrictions in our agreements with existing stockholders could also discourage or delay offers to acquire us.

Certain provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions include:

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establishing a classified board of directors requiring that members of the board be elected in different years, which lengthens the time needed to elect a new majority of the board;

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authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares or change the balance of voting control and thwart a takeover attempt;

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prohibiting cumulative voting in the election of directors, which would otherwise allow for less than a majority of stockholders to elect director candidates;

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limiting the ability of stockholders to call special meetings of the stockholders;

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prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders; and

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establishing 90 to 120-day advance notice requirements for nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

The rights of our common stockholders are limited by and subordinate to the rights of the holders of Series D Preferred Stock, Series E Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and Series L Preferred Stock; these rights may have a negative effect on the value of shares of our common stock.

The holders of our Series D Preferred Stock, Series E Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and Series L Preferred Stock have rights and preferences generally superior to those of the holders of common stock. The existence of these superior rights and preferences may have a negative effect on the value of shares of our common stock. These rights are more fully set forth in the Series D Preferred Stock certificate of designations, Series E Preferred Stock certificate of designations, Series I Preferred Stock certificate of designations, Series J Preferred Stock certificate of designations, Series K Preferred Stock certificate of designations, and Series L Preferred Stock certificate of designations, respectively, and include, but are not limited to the right to receive a liquidation preference, prior to any distribution of our assets to the holders of our common stock, in an amount equal to $0.01 per share, or $441 for the Series D Preferred Stock; $0.01 per share, or $333, for the Series E Preferred Stock; $0.01 per share, or $7,985, for the Series I Preferred Stock; $687.50 per share, or $531,252, for the Series J Preferred Stock; $0.01 per share, or $632, for the Series K Preferred Stock; and $100.00 per share, or $5,800,000, for the Series L Preferred Stock.

We may fail to regain compliance for continued listing on the NASDAQ Capital Market and a delisting of our stock could make it more difficult for investors to sell their shares

Our common stock was approved for listing on the NASDAQ Capital Market in August 2016 where it continues to be listed. The listing rules of the NASDAQ Capital Market require the Company to meet certain requirements. These continued listing standards include specifically enumerated criteria, such as:

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a $1.00 minimum closing bid price;

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stockholders’ equity of $2.5 million;

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500,000 shares of publicly-held common stock with a market value of at least $1 million;

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300 round-lot stockholders; and

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compliance with the NASDAQ Capital Market’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of the NASDAQ Capital Market’s discretionary authority.

On September 6, 2017, the NASDAQ Capital Market informed the Company that it had failed to maintain a minimum bid price of $1.00 per share for more than 30 consecutive business days. The Company can regain compliance if, at any time during the 180-day period ending March 5, 2018, the closing bid price of the common stock is at least $1.00 for a minimum of ten consecutive business days. On October 2, 2017, at a special meeting of stockholders, our Board of Directors received approval, if the Board deems to be necessary to achieve a higher stock price to continue to meet the continued listing qualifications for the NASDAQ Capital Market, to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to September 28, 2018, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole direction to continue to meet the continued listing qualifications for the NASDAQ Capital Market. No decision has been made yet by our Board of Directors to implement a reverse split. However, if we were to effect such a reverse stock split, our stockholders may bring actions against us in connection with that reverse stock split that could divert management resources, cause us to incur significant expenses or cause our common stock to be further diluted. Continued listing during this period is also contingent on our continued compliance with all listing requirements other than for the minimum bid price. On August 22, 2017, the NASDAQ Capital Market notified us that we also no longer satisfied the minimum $2.5 million stockholders’ equity requirement as of June 30, 2017. As of September 30, 2017, we regained compliance with the stockholders’ equity requirement.

If we fail to comply with the NASDAQ Capital Market’s continued listing standards, we may be delisted and our common stock will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board or OTCQX market, and then only if one or more registered broker-dealer market makers comply with quotation requirements.  In addition, delisting of our common stock could depress our stock price, substantially limit liquidity of our common stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all.

Finally, delisting of our common stock would likely result in our common stock becoming a “penny stock” under the Exchange Act.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the shares but must trade it on an unsolicited basis. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for shares that become subject to those penny stock rules. Under such circumstances, shareholders may find it more difficult to sell, or to obtain accurate quotations, for our common stock, and our common stock would become substantially less attractive to certain purchasers such as financial institutions, hedge funds and other similar investors.

Future sales of our securities, or the perception in the markets that these sales may occur, could depress our stock price.

Additional equity financings or other share issuances by us, including shares issued in connection with strategic alliances and corporate partnering transactions, could adversely affect the market price of our common stock. As of December 20, 2017, we had 18,668,610 shares held by our existing shareholders available for resale pursuant to Rule 144 or resale registration statements, upon conversion of Series D Preferred Stock, Series E Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and Series L Preferred Stock. Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that additional sales could occur could cause the market price of our common stock to drop. Moreover, to the extent that additional shares of our outstanding stock are registered, or otherwise become eligible for resale, and are sold, or the holders of such shares are perceived as intended to sell them, this could further depress the market price of our common stock.  These factors could also make it more difficult for us to raise capital or make acquisitions through the issuance of additional shares of our common stock or other equity securities.

If we do not progress in our programs as anticipated, our stock price could decrease.

For planning purposes, we estimate the timing of a variety of clinical, regulatory and other milestones, such as when a certain product candidate will enter clinical development, when a clinical trial will be completed or when an application for regulatory approval will be filed. Our estimates are based on present facts and a variety of assumptions. Many of the underlying assumptions are outside of our control. If milestones are not achieved when we estimated that they would be, investors could be disappointed, and our stock price may decrease.

Our stock price may be volatile; you may not be able to resell your shares at or above your purchase price.

Our stock prices and the market prices for securities of biotechnology companies in general have been highly volatile, with recent significant price and volume fluctuations, and may continue to be highly volatile in the future. For example, during the 12 months ended December 20, 2017, our common stock traded between $0.427 per share and $4.25 per share. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock, some of which are beyond our control:

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developments regarding, or the results of, our clinical trials;

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announcements of technological innovations or new commercial products by our competitors or us;

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our issuance of equity or debt securities, or disclosure or announcements relating thereto;

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developments concerning proprietary rights, including patents;

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developments concerning our collaborations;

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publicity regarding actual or potential medical results relating to products under development by our competitors or us;

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regulatory developments in the United States and foreign countries;

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litigation;

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economic and other external factors or other disaster or crisis; or

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period-to-period fluctuations in our financial results.

Our common stock may be affected by limited trading volume and price fluctuations which could adversely impact the value of our common stock.

While there has been relatively active trading in our common stock over the past twelve months, there can be no assurance that an active trading market in our common stock will be maintained. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

The number of shares of issued and outstanding common stock as of December 20, 2017, represents approximately 45% of our fully diluted shares of common stock. Additional issuances of shares of common stock upon conversion and/or exercise of preferred stock, options to purchase common stock and warrants to purchase common stock will cause substantial dilution to existing stockholders.

At December 20, 2017, we had 20,588,765 shares of common stock issued and outstanding. Up to an additional 18,668,610 shares may be issued upon conversion of our Series D Preferred Stock, Series E Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, and Series L Preferred Stock; 1,268,056 shares issuable upon exercise of warrants at a weighted average price of $6.37; 2,856,092 shares upon exercise of all outstanding options to purchase our common stock at a weighted average price of $4.65; and 2,496,671 shares issuable upon vesting of restricted stock units granted, resulting in a total of up to 45,878,494 shares that may be issued and outstanding. The issuance of any and all of the 25,289,429 shares issuable upon exercise or conversion of our outstanding convertible securities will cause substantial dilution to existing stockholders and may depress the market price of our common stock.

If our common stock is not listed on a national securities exchange, compliance with applicable state securities laws may be required for subsequent offers, transfers and sales of the shares of common stock offered hereby.

The securities offered hereby are being offered pursuant to one or more exemptions from registration and qualification under applicable state securities laws. Because our common stock is listed on the NASDAQ Capital Market, we are not required to register or qualify in any state the subsequent offer, transfer or sale of the common stock. If our common stock is delisted from the NASDAQ Capital Market and is not eligible to be listed on another national securities exchange, subsequent transfers of the shares of our common stock offered hereby by U.S. holders may not be exempt from state securities laws. In such event, it will be the responsibility of the holder of shares or warrants to register or qualify the shares for any subsequent offer, transfer or sale in the United States or to determine that any such offer, transfer or sale is exempt under applicable state securities laws.

The rights of our common stockholders are limited by and subordinate to the rights of the holders of Series D Preferred Stock, Series E Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and Series L Preferred Stock; these rights may have a negative effect on the value of shares of our common stock.

The holders of our Series D Preferred Stock, Series E Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and Series L Preferred Stock have rights and preferences generally superior to those of the holders of common stock. The existence of these superior rights and preferences may have a negative effect on the value of shares of our common stock. These rights are more fully set forth in the Series D Preferred Stock certificate of designations, Series E Preferred Stock certificate of designations, Series I Preferred Stock certificate of designations, Series J Preferred Stock certificate of designations, Series K Preferred Stock certificate of designations, and Series L Preferred Stock certificate of designations, respectively, and include, but are not limited to the right to receive a liquidation preference, prior to any distribution of our assets to the holders of our common stock, in an amount equal to $0.01 per share or $441 for the Series D Preferred Stock, $0.01 per share or $333 for the Series E Preferred Stock, $0.01 per share or $7,985 for the Series I Preferred Stock, $687.50 per share or approximately $531,252 for the Series J Preferred Stock, $0.01 per share or $632 for the Series K Preferred Stock and $100.00 per share or approximately $5.8 million for the Series L Preferred Stock.

You will experience future dilution as a result of future equity offerings

We may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock.  Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell shares of common stock or other securities convertible into shares of our common stock in the future, additional and substantial dilution will occur.  In addition, investors purchasing shares or other securities in the future could have rights superior to investors in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”, which represent the Company’s current expectations or beliefs including, but not limited to, statements concerning the Company’s operations, performance, financial condition and growth. For this purpose, any statements contained in this prospectus that are not statements of historical fact are forward-looking statements. Without limiting the generality of the foregoing, words such as “may”, “anticipation”, “intend”, “could”, “estimate”, or “continue” or the negative or other comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, such as credit losses, dependence on management and key personnel, variability of quarterly results, and the ability of the Company to continue its growth strategy and competition, certain of which are beyond the Company’s control. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual outcomes and results could differ materially from those indicated in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the Selling Stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the Selling Stockholders and we will not receive any proceeds from the resale of the common stock by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

SELLING STOCKHOLDERS

The table below based upon information currently known by us, sets forth as of December 20, 2017, (i) the number of shares held of record or beneficially by the Selling Stockholders as of such date (as determined below) and (ii) the number of shares that may be sold or otherwise disposed of under this prospectus by each Selling Stockholder.  We will not receive any proceeds from the resale of the common stock by the Selling Stockholders. Assuming all the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will continue to own any shares of our common stock issued to them pursuant to the Plan, including shares of common stock issuable upon exercise of options issued pursuant to the Plan. Beneficial ownership includes shares of common stock plus any securities held by the holder exercisable for or convertible into shares of common stock within 60 days after December 20, 2017, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the Selling Stockholder named below. We do not know when or in what amounts a Selling Stockholder may sell or otherwise dispose of the shares of common stock covered hereby. The Selling Stockholders may not sell or otherwise dispose of any or all of the shares offered by this prospectus and may sell or otherwise dispose of shares covered hereby in transactions exempt from the registration requirements of the Securities Act. Because the Selling Stockholders may sell or otherwise dispose of some, all or none of the shares covered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of the following table, we have assumed that all of the shares covered hereby are sold by the Selling Stockholders pursuant to this prospectus.

All Selling Stockholders named are current or former officers or directors of us.  Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by their spouses under applicable law. Unless otherwise indicated below, to our knowledge, no persons named in the table are a broker-dealer or affiliate of a broker-dealer.  Unless otherwise indicated, all addresses are c/o MabVax Therapeutics Holdings, Inc., 11535 Sorrento Valley Road, Suite 400, San Diego, CA 92121.

We will, from time to time, supplement this prospectus in order to reflect grants under the Plan and/or to name grantees who are officers and/or directors as Selling Stockholders.

Name of Director and Officer	Shares Beneficially Owned Prior to Offering(1)		Percent Beneficially Owned Prior to Offering	Number of Shares Offered(2)		Number of Shares Beneficially Owned After Offering		Percent Beneficially Owned After Offering (1)
J. David Hansen	1,427,911	(3)	6.51%	1,357,310	(4)	70,601		*	%
Philip O. Livingston	346,519	(5)	1.67%	153,238	(6)	193,281	(7)	*	%
Gregory P. Hanson	541,457	(8)	2.57%	503,123	(9)	38,334		*	%
Kenneth M. Cohen	174,480	(10)	*	160,685	(11)	13,795	(12)	*	%
Paul W. Maffuid	474,478	(13)	2.26%	447,167	(14)	27,311		*	%
Paul V. Maier	164,447	(15)	*	160,685	(16)	3,762		*	%
Thomas C. Varvaro	162,169	(17)	*	159,083	(18)	3,086		*	%
Jeffrey F. Eisenberg	153,020	(19)	*	153,020	(19)	0		*	%
Paul Resnick	60,237	(20)	*	60,237	(20)	0		*	%
TOTAL				3,154,548

*Less than 1%

(1)
Based upon 20,588,765 shares of our common stock issued and outstanding on December 20, 2017.
(2)
Assumes the exercise and sale of all options, awards and restricted stock grants being offered by the Selling Stockholders.
(3)
Includes (i) 727,210 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 630,100 shares subject to options exercisable within 60 days of December 20, 2017.
(4)
Represents (i) 727,210 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 630,100 shares subject to options exercisable within 60 days of December 20, 2017.
(5)
Includes (i) 176,675 shares held by RTP Venture Fund, (ii) 14,885 shares held by Philip O. Livingston, (iii) 1,721 shares held by the Joan L. Tweedy 2011 Revocable Trust, or the Tweedy Trust, (iv) 100,000 restricted stock units vesting within 60 days of December 20, 2017, and (v) 53,238 shares subject to options exercisable within 60 days of December 20, 2017 held by Philip O. Livingston. Voting and dispositive decisions of RTP Venture Fund, LLC are made by Philip Livingston, and Philip O. Livingston is a trustee of the Tweedy Trust. The address for RTP Venture Fund, LLC is 156 E. 79th Street, Apt. 6C, New York, NY 10075.
(6)
Represents (i) 100,000 restricted stock units vesting within 60 days of December 20, 2017, and (ii) 53,238 shares subject to options exercisable within 60 days of December 20, 2017.
(7)
Represents (i) 176,675 shares held by RTP Venture Fund, (ii) 14,885 shares held by Philip O. Livingston, and (iii) 1,721 shares held by the Joan L. Tweedy 2011 Revocable Trust, or the Tweedy Trust. Voting and dispositive decisions of RTP Venture Fund, LLC are made by Philip Livingston, and Philip O. Livingston is a trustee of the Tweedy Trust. The address for RTP Venture Fund, LLC is 156 E. 79th Street, Apt. 6C, New York, NY 10075.
(8)
Includes (i) 449,159 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 53,964 shares subject to options exercisable within 60 days of December 20, 2017.
(9)
Represents (i) 449,159 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 53,964 shares subject to options exercisable within 60 days of December 20, 2017.
(10)
Includes (i) 100,000 restricted stock units vesting within 60 days of December 20, 2017, (ii) 60,685 shares subject to options exercisable within 60 days of December 20, 2017, and (iii) 6,238 shares of common stock issuable upon exercise of outstanding warrants.
(11)
Represents (i) 100,000 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 60,685 shares subject to options exercisable within 60 days of December 20, 2017.
(12)
Includes 6,238 shares of common stock issuable upon exercise of outstanding warrants.
(13)
Includes (i) 406,382 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 40,785 shares subject to options exercisable within 60 days of December 20, 2017.
(14)
Represents (i) 406,382 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 40,785 shares subject to options exercisable within 60 days of December 20, 2017.
(15)
Includes (i) 100,000 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 60,685 shares subject to options exercisable within 60 days of December 20, 2017.
(16)
Represents (i) 100,000 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 60,685 shares subject to options exercisable within 60 days of December 20, 2017.
(17)
Includes (i) 100,000 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 59,083 shares subject to options exercisable within 60 days of December 20, 2017.
(18)
Includes (i) 100,000 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 53,020 shares subject to options exercisable within 60 days of December 20, 2017.
(19)
Represents (i) 100,000 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 53,020 shares subject to options exercisable within 60 days of December 20, 2017.
(20)
Represents (i) 29,944 restricted stock units vesting within 60 days of December 20, 2017 and (ii) 30,293 shares subject to options exercisable within 60 days of December 20, 2017.

PLAN OF DISTRIBUTION

Timing of Sales

The Selling Stockholders may offer and sell the shares covered by this prospectus at various times. The Selling Stockholders will act independently of our Company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common stock covered by this prospectus.

Offering Price

The sales price offered by the Selling Stockholders to the public may be:

●
the market price prevailing at the time of sale;

●
a price related to such prevailing market price; or

●
such other price as the Selling Stockholders determine from time to time.

Manner of Sale

The common stock may be sold by means of one or more of the following methods:

●
a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●
purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

●
ordinary brokerage transactions in which the broker solicits purchasers;

●
through options, swaps or derivatives;

●
in transactions to cover short sales;

●
privately negotiated transactions; or

●
in a combination of any of the above methods.

The Selling Stockholders may sell their common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common stock. Brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Stockholders, or, if any such broker-dealer acts as agent for the purchaser of common stock, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a Selling Stockholder to sell a specified number of common stock at a stipulated price per common stock, and, to the extent the broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to the Selling Stockholder.

Broker-dealers who acquire stock as principal may thereafter resell the common stock from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, on the NASDAQ Capital Market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common stock, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Sales Pursuant to Rule 144

Any common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

Each Selling Stockholder will be subject to the applicable provisions of the Exchange Act, and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholders.

Accordingly, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the Selling Stockholder must comply with applicable law and, among other things:

●
may not engage in any stabilization activities in connection with our common stock;

●
may not cover short sales by purchasing shares while the distribution is taking place; and

●
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Penny Stock Rules

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $4.00 per share or an exercise price of less than $4.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $10,000, including, but not limited to, legal, accounting, printing and mailing fees. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference Kesner LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of MabVax Therapeutics Holdings, Inc. as of December 31, 2016 and 2015, and for the years then ended incorporate by reference in this registration statement have been so incorporated in reliance on the report of CohnReznick LLP, an independent registered public accounting firm, which included an explanatory paragraph about MabVax Therapeutics Holdings, Inc.’s ability to continue as a going concern, given on the authority of the said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

 No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-8 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits.

The Securities and Exchange Commission permits us to "incorporate by reference" the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

●
Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 1, 2017;

●
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on May 22, 2017, August 14, 2017 and November 7, 2017, respectively;

●
Current Reports on Form 8-K or Form 8-K/A (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on May 3, 2017, May 10, 2017, May 16, 2016, May 22, 2017, May 26, 2017, June 15, 2017, July 3, 2017, August 8, 2017, August 14, 2017, August 14, 2017, August 22, 2017, August 29, 2017, September 8, 2017, September 8, 2017, September 12, 2017, September 13, 2017, September 22, 2017, September 28, 2017, October 3, 2017, October 6, 2017, October 11, 2017, October 11, 2017, October 19, 2017, November 16, 2017, November 22, 2017, and December 1, 2017; and

●
The description of the Common Stock contained in our Form 8-A filed on August 16, 2016.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (303) 794-2000 or by writing to us at the following address: MabVax Therapeutics Holdings, Inc., 11535 Sorrento Valley Road, Suite 400, San Diego, CA 92121.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Subsection (a) of Section 145 of the General Corporation Law of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides that we must indemnify our directors to the fullest extent under applicable law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to MabVax Holdings and its stockholders. However, our directors may be personally liable for liability:

●
for any breach of duty of loyalty to us or to our stockholders;

●
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●
for unlawful payment of dividends or unlawful stock repurchases or redemptions; or

●
for any transaction from which the director derived an improper personal benefit.

 In addition, our amended and restated bylaws provide that:

●
we are required to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law or any other applicable law, subject to limited exceptions;

●
we may indemnify our other officers, employees and other agents as set forth in Delaware law or any other applicable law;

●
we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

●
the rights conferred in the amended and restated bylaws are not exclusive.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. As permitted by the SEC's rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement.  You will find additional information about us in the registration statement.  Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read, without charge, and copy the documents we file at the SEC's public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.  In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at www.mabvax.com.

3,154,548 SHARES OF COMMON STOCK

REOFFER PROSPECTUS

December 20, 2017

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Company hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act that are made after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

●
Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 1, 2017;

●
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on May 22, 2017, August 14, 2017 and November 7, 2017, respectively;

●
Current Reports on Form 8-K or Form 8-K/A (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on May 3, 2017, May 10, 2017, May 16, 2016, May 22, 2017, May 26, 2017, June 15, 2017, July 3, 2017, August 8, 2017, August 14, 2017, August 14, 2017, August 22, 2017, August 29, 2017, September 8, 2017, September 8, 2017, September 12, 2017, September 13, 2017, September 22, 2017, September 28, 2017, October 3, 2017, October 6, 2017, October 11, 2017, October 11, 2017, October 19, 2017, November 16, 2017, November 22, 2017, and December 1, 2017; and

●
The description of the Common Stock that is contained in our Form 8-A filed on August 16, 2016.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement and is incorporated herein by reference.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 20, 2017.

MABVAX THERAPEUTICS HOLDINGS, INC.

By:	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer

By:	/s/ Gregory P. Hanson
Gregory P. Hanson
Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints J. David Hansen and Gregory P. Hanson, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of MabVax Therapeutics Holdings, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. David Hansen	Chairman of the Board, President and Chief Executive Officer	December 20, 2017
J. David Hansen	(Principal executive officer)

/s/ Gregory P. Hanson	Chief Financial Officer	December 20, 2017
Gregory P. Hanson	(Principal financial and accounting officer)

/s/ Kenneth M. Cohen	Director	December 20, 2017
Kenneth M. Cohen

/s/ Philip O. Livingston	Director	December 20, 2017
Philip O. Livingston, M.D.

/s/ Paul V. Maier	Director	December 20, 2017
Paul V. Maier

/s/ Thomas C. Varvaro	Director	December 20, 2017
Thomas Varvaro

/s/ Jeffrey F. Eisenberg	Director	December 20, 2017
Jeffrey Eisenberg

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INDEX TO EXHIBITS

Exhibit No.	Description	Form	Filing Date/Period End	Exhibit Number

4.1	Form of Common Stock Certificate	S-1	09/29/2014	4.1

5.1*	Opinion of Sichenzia Ross Ference Kesner LLP, as to the legality of the securities being registered

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Sichenzia Ross Ference Kesner LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

99.1*	Fifth Amended and Restated MabVax Therapeutics Holdings, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan

*	Filed herewith

Unless otherwise indicated, the above referenced exhibits are all incorporated by referenced herein from the original form on which such exhibit was originally filed.

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